Exhibit 5.1

ATTORNEYS AND COUNSELORS AT LAW One Biscayne Tower 2 S. Biscayne Boulevard | Suite 2100 Miami, FL 33131 T: 305.373.9400 F: 305.373.9443 nelsonmullins.com

March 11, 2021

FedNat Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, FL 33323

Re:	FedNat Holding Company (the “Company”)

Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the offering and sale of 3,500,000 shares of common stock (or 4,025,000 shares if the underwriter exercises its overallotment option in full), par value $0.01 per share (the “Shares”), to be purchased by Piper Sandler & Co. (the “Underwriter”) pursuant to that certain Underwriting Agreement, dated March 11, 2021 (the “Underwriting Agreement”).

As counsel to the Company, we have examined originals or copies of: (i) the registration statement on Form S-3 (File No. 333-225464) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on June 26, 2018; (ii) the prospectus contained in the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated March 5, 2021, filed by the Company with the Commission pursuant to Rule 424(b)(5) of the Securities Act (the “Preliminary Prospectus Supplement”); (iv) the final prospectus supplement to be filed by the Company with the Commission pursuant to Rule 424(b)(5) of the Securities Act (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (v) the Underwriting Agreement; (vi) the Company’s Second Restated Articles of Incorporation, as in effect on the date hereof; (vii) the Company’s Second Amended and Restated Bylaws, as in effect on the date hereof; and (viii) resolutions adopted by the Company’s Board of Directors and the Pricing Committee of the Board of Directors with respect to the issuance of the Shares.

CALIFORNIA  |  COLORADO  |  DISTRICT OF COLUMBIA  |  FLORIDA  |  GEORGIA  |  MARYLAND  |  MASSACHUSETTS  |   NEW YORK

NORTH CAROLINA  |  SOUTH CAROLINA  |  TENNESSEE  |  WEST VIRGINIA

FedNat Holding Company

March 11, 2021

In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized for issuance by the Company and, upon delivery of the Shares upon payment therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K and consent to the incorporation by reference of this opinion letter into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is limited to the specific matters addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion letter should any applicable law change after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

/s/ Nelson Mullins Riley & Scarborough LLP